Exhibit 99.1

Pharmasset, Inc. 303-A College Road East Princeton, NJ 08540 U.S.A. Phone: (609) 613-4100 Fax: (609) 613-4150 www.pharmasset.com Nasdaq: VRUS

COMPANY PRESS RELEASE

Pharmasset Accesses up to $30 Million of Working Capital

Princeton, NJ (October 4, 2007) – Pharmasset, Inc. (Nasdaq: VRUS) has entered into a working capital loan agreement with Horizon Technology Finance LLC. Subject to certain terms and conditions of the agreement, Horizon will advance $10 million to Pharmasset in the near future. At its option, Pharmasset may receive a second loan of $10 million by March 31, 2008 and a third loan of $10 million by November 30, 2008, provided conditions precedent to making the additional loans are satisfied. Horizon has committed to $20 million of the loan facility, and Horizon intends to syndicate the remaining $10 million.

“When combined with our existing cash position, this financing is expected to fully fund the clevudine Phase 3 registration studies through the New Drug Application filing with the FDA,” stated Kurt Leutzinger, Pharmasset’s Executive Vice President & Chief Financial Officer. “In light of the recent and anticipated progress of our clinical development programs, we believe this facility also supports our goal of minimizing equity dilution for our stockholders by providing flexibility regarding the timing of any future equity financings.”

For each $10 million loan, Pharmasset will pay interest only for the first 15 months followed by 30 equal monthly installments of principal and accrued interest. The interest rate for the initial loan will be 12%. In addition, Pharmasset issued to Horizon a seven-year warrant to purchase up to 149,377 shares of common stock at an exercise price of $12.05 per share, a volume-weighted average of recent closing prices. The warrant is immediately exercisable for 66,390 shares, and the remaining 82,987 shares become exercisable in varying increments upon the achievement of certain milestones related to Pharmasset’s product development and future advances under the loan agreement.

About Horizon

Founded in 2003, Horizon Technology Finance, LLC is an independent venture debt finance company that offers senior and subordinated working capital to emerging technology companies in the information technology and life sciences industries. Horizon provides a compelling alternative to the restrictive structures offered by banks and corporate finance companies.

The Horizon management team has provided debt financing for more than 750 companies over the last 15 years representing more than $2.0 billion in commitments. Horizon has offices in Farmington, CT and Pleasant Hill, CA. For additional information, please go to www.HorizonTechFinance.com.

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is on the development of oral therapeutics for the treatment of hepatitis B virus (HBV), hepatitis C virus (HCV) and human immunodeficiency virus (HIV).

Pharmasset is currently developing three product candidates. Clevudine, for the treatment of chronic HBV infection, is in Phase 3 clinical trials for registration in the Americas and Europe. Clevudine is already approved for HBV in South Korea and marketed by Bukwang Pharmaceuticals in South Korea under the brand name Levovir. R7128, an oral treatment for chronic HCV infection, is in a Phase 1 clinical trial in combination with Pegasys® and Copegus® through a strategic collaboration with Roche. Racivir, which is being developed for the treatment of HIV in combination with other approved HIV drugs, has completed a Phase 2 clinical trial.

Pegasys® and Copegus® are registered trademarks of Roche.

Contact

Alan Roemer, Vice President

Investor Relations & Corporate Communications

alan.roemer@pharmasset.com

Office: (609) 613-4125

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including without limitation the risk that Pharmasset does not receive all or any portion of the funds from the working capital loan agreement with Horizon, the risk that we will default on any of the loans causing all of the loans to be immediately due and payable and allowing Horizon to terminate the loan agreement, the risk that adverse events could cause the cessation of the Phase 3 studies and/or our development of clevudine, the risk that the registration clinical trials of clevudine will not be successful or will not provide meaningful data, the risk that the on-going or anticipated clinical trials for any one or more of our product candidates will not be successfully developed or will not provide clinically meaningful data and the risk that any one or more of our product candidates will not be commercialized. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 filed with the Securities and Exchange Commission entitled “Risk Factors” and discussions of potential risks and uncertainties in our subsequent filings with the Securities and Exchange Commission.